Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Amendment No. 1 to Registration Statement (Form S-3 No. 333-269673) and related Prospectus of ContraFect Corporation for the registration of its common stock and to the incorporation by reference therein of our report dated March 31, 2023, with respect to the consolidated financial statements of ContraFect Corporation, included in its Annual Report (Form 10-K) for the year ended December 31, 2022, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Hartford, Connecticut

April 28, 2023